EXCHANGE AGREEMENT


	                         Between

	               CLAREMONT TECHNOLOGIES CORP.

	                           and

	                    SAFE CELL TAB INC.






	                 Dated August 22, 2003

EXCHANGE AGREEMENT

       THIS EXCHANGE AGREEMENT (hereinafter referred to as this "Agreement") is entered into as of this 22nd day of August, 2003, by and between CLAREMONT TECHNOLOGIES CORP., a Nevada corporation (hereinafter referred to as the "Company"), SAFE CELL TAB INC., a corporation registered in British Columbia, Canada (hereinafter referred to as "Safe Cell"), and the persons executing this Agreement listed on the signature page hereto (referred to collectively as "Safe Cell Shareholders") who own one hundred percent (100%) of the outstanding shares of Safe Cell, upon the following premises:

Premises.

       WHEREAS, the Safe Cell Shareholders own one hundred percent (100%) of the issued and outstanding shares of the capital stock of Safe Cell;

       WHEREAS, the Company is a publicly held corporation whose common stock is quoted on the OTC Bulletin Board under the symbol "CTTG";

       WHEREAS, Safe Cell is a privately held corporation organized under the laws of the Province of British Columbia, Canada;

       WHEREAS, the Company desires to acquire 100% of the issued and outstanding shares of Common Stock of Safe Cell in exchange for unissued shares of its Common Stock (the "Common Stock") (the "Exchange Offer"), so that Safe Cell will become a wholly owned subsidiary of the Company;
 and

		WHEREAS, Safe Cell Shareholders desire to exchange all of their shares of capital stock of Safe Cell solely in exchange for the shares of authorized but unissued Common Stock, $.001 par value, of the Company.


	Agreement

       NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

	ARTICLE I

	REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SAFE CELL
AND THE SAFE CELL SHAREHOLDERS

       As an inducement to and to obtain the reliance of the Company, except as set forth on the Safe Cell Schedules (as hereinafter defined), Safe Cell and the Safe Cell Shareholders represent and warrant as follows:

       Section 1.01	Organization.  Safe Cell is a corporation
[Corporate I.D. # 519599] duly organized, validly existing, and in good standing under the laws of the Province of British Columbia, Canada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the provinces, states or countries in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification, except where failure to be so qualified would not have a material adverse effect on its business. Included in the Safe Cell Schedules are complete and correct copies of the Articles of Incorporation and Bylaws of Safe Cell as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of Safe Cell's Articles of Incorporation or Bylaws. Safe Cell has taken all actions required by law, its Articles of Incorporation, or otherwise to authorize the execution and delivery of this Agreement. Safe Cell has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, and otherwise to consummate the transactions herein contemplated.

       Section 1.02	Capitalization.  The authorized capitalization
of Safe Cell consists of 10,000 authorized shares of common stock, of which 8,480 shares are currently issued and outstanding. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

       Section 1.03	Subsidiaries and Predecessor Corporations.  Safe
Cell was originally incorporated in the Province of British Columbia, Canada on May 9, 1996 as "Liberty Resources Inc." [Corporate I.D.# 519599] and on March 01, 2001 the sole director and shareholder of Liberty Resources Inc. adopted, filed and duly registered with the British Columbia Registrar of Companies a corporate name change and Liberty Resources Inc., then became known as "Clearline Tab.com Online Inc." On December 3, 2001, the sole director and shareholder of Clearline Tab.com Online Inc., adopted, filed and duly registered a corporate name change with the British Columbian Registrar of Companies and Clearline Tab.com online Inc.,then became known as "Safe Cell Tab Inc". To date, Safe Cell Tab Inc., is a duly registered British Columbia corporation and maintains Corporate ID# 519599 with the British Columbia Registrar of Companies. Safe Cell Tab Inc., does not have any subsidiary(ies), and does not own, beneficially or of record, any shares of any other corporation.

	Section 1.04	Other Information.

	(a)	Safe Cell has no liabilities with respect to the payment
of any provincial, federal, state, county, local or other taxes
(including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

	(b)	Safe Cell has filed all provincial state, federal or local
income, franchise tax returns and or GST/PST tax submission required to be filed by it from inception to the date hereof. Each of such income tax returns and or GST/PST tax submissions reflect the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

	(c)	The books and records of Safe Cell are in all material
respects complete and correct and have been maintained in accordance with good business and general accounting practices.

	(d)	Safe Cell has no material liabilities, direct or indirect,
matured or unmatured, contingent or otherwise in excess of Twenty-Five Thousand Dollars ($25,000).

       Section 1.05	Information.  The information concerning Safe Cell
set forth in this Agreement and in the Safe Cell Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, Safe Cell has fully disclosed in writing to the Company (through this Agreement or the Safe Cell Schedules) all information relating to matters involving Safe Cell or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than Twenty-Five Thousand Dollars ($25,000) liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of Safe Cell, or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on Safe Cell, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

       Section 1.06	Options or Warrants.  There are no existing
options, warrants, calls, or commitments of Safe Cell of any character relating to the authorized and unissued Safe Cell common stock, except options, warrants, calls or commitments, if any, to which Safe Cell is not a party and by which it is not bound.

       Section 1.07	Absence of Certain Changes or Events.  Except as
set forth in this Agreement or the Safe Cell Schedules, since August 20th, 2003:

       (a)	there has not been (i) any material adverse change in the
proposed business, operations, properties, assets, or condition of Safe Cell or (ii) any damage, destruction, or loss to Safe Cell (whether or not covered by insurance) materially and adversely affecting the business or financial condition of Safe Cell;

       (b)	Safe Cell has not (i) amended its Articles of
Incorporation or Bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of Safe Cell; (iv) made any material change in its method of management, operation or accounting; (v) entered into any other material transaction other than sales in the ordinary course of its business; (vi) made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceeds Ten Thousand Dollars ($10,000); or
(viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees;


       (c)	Safe Cell has not (i) borrowed or agreed to borrow any
funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) in excess of $25,000 except as disclosed herein and except liabilities incurred in the ordinary course of business; (ii) paid or agreed to pay any material obligations or liability (absolute or contingent) other than current liabilities, and current liabilities incurred in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than Twenty-Five Thousand Dollars [$25,000]), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than Twenty-Five Thousand Dollars [$25,000]); or (iv) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of Safe Cell; and

       (d)	 To the best knowledge of Safe Cell, Safe Cell has not
become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of Safe Cell.

       Section 1.08	Title and Related Matters.  No third party has
any right to, and Safe Cell has not received any notice of infringement of or conflict with asserted rights of others with respect to, any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the proposed business, operations, financial condition, income, or business prospects of Safe Cell or any material portion of its current properties, assets, or rights.

       Section 1.09	Litigation and Proceedings.  There are no
actions, suits, or proceedings pending or, to the knowledge of Safe Cell after reasonable investigation, threatened by or against Safe Cell or affecting Safe Cell or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Safe Cell does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

        Section 1.10	Contracts.

       (a)	There are no material contracts, agreements, franchises,
license agreements, debt instruments or other commitments to which Safe Cell is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business (as used in this Agreement, a "material" contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement and (ii) involves aggregate obligations of at least Twenty-Five Thousand Dollars ($25,000);

       (b)	All contracts, agreements, franchises, license
agreements, and other commitments, if any, to which Safe Cell is a party and which are material to the operations of Safe Cell taken as a whole are valid and enforceable by Safe Cell in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;


       (c)	Safe Cell is not a party to or bound by, and the
properties of Safe Cell are not subject to, any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of Safe Cell; and

       (d)	Except as included or described in the Safe Cell
Schedules attached hereto, Safe Cell is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on ninety (90) days, or less notice, provided that ; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan; (iii) agreement, contract, or indenture relating to the borrowing of money; (iv) guarantee of any obligation, other than one on which Safe Cell is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one (1) year or providing for payments in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate; (v) collective bargaining agreement; or
(vi) agreement with any present or former officer or director of Safe
Cell.

       Section 1.11	Material Contract Defaults.  Safe Cell is not
in default in any material respect under the terms of any outstanding material contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of Safe Cell and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which Safe Cell has not taken adequate steps to prevent such a default from occurring.

       Section 1.12	No Conflict With Other Instruments.  The
execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute an event of default under, or terminate, accelerate or modify the terms of any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which Safe Cell is a party or to which any of its properties or operations are subject.

       Section 1.13	Governmental Authorizations.  Except as set
forth in the Safe Cell Schedules, and where limited to only those territories wherein Safe Cell is currently commercially selling it various products and services. Safe Cell has all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other applicable governmental body is required in connection with the execution and delivery by Safe Cell of this Agreement and the consummation by Safe Cell of the transactions contemplated hereby.

       Section 1.14	Compliance With Laws and Regulations. Except
as set forth in the Safe Cell Schedules, to the best of its knowledge Safe Cell has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of Safe Cell or except to the extent that noncompliance would not result in the occurrence of any material liability for Safe Cell.

       Section 1.15	Approval of Agreement. The Board of Directors
of Safe Cell which is currently comprised of a single Board of Director, Mr. Dan Steer, Chief Executive Officer and Secretary/ Treasurer, has authorized the execution and delivery of this Agreement by Safe Cell and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Safe Cell Shareholders that the Exchange Offer be accepted by them.

       Section 1.16	Material Transactions or Affiliations.  Set
forth in the Safe Cell Schedules is a description, if applicable, of every contract, agreement, or arrangement between Safe Cell and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by Safe Cell to own beneficially, five percent (5%) or more of the issued and outstanding common stock of Safe Cell and which is to be performed in whole or in part after the date hereof or which was entered into not more than three (3) years prior to the date hereof. Except as disclosed in the Safe Cell Schedules or otherwise disclosed herein, no officer, director, or five percent (5%) shareholder of Safe Cell has, or has had since inception of Safe Cell, any known interest, direct or indirect, in any transaction with Safe Cell which was material to the business of Safe Cell. There are no commitments by Safe Cell, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

       Section 1.17	Safe Cell Schedules.  Safe Cell will deliver
to the Company the following schedules, if such schedules are applicable to the business of Safe Cell, which are collectively referred to as the " Safe Cell Schedules" and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of Safe Cell as complete, true, and correct as of the date of this Agreement in all material respects:

       (a)	Schedule A - schedule containing complete and correct
copies of the Articles of Incorporation in effect as of the date of this Agreement;

       (b)	Schedule B - schedule containing complete and correct
copies of the Bylaws of Safe Cell in effect as of the date of this Agreement;

       (c)	Schedule C -  schedule containing any Corporate
Resolutions of the Shareholders of Safe Cell;


       (d)	Schedule D - schedule containing Minutes of meetings
of the Board of Directors of Safe Cell;

       (e)	Schedule E - schedule containing a list indicating
the name and address of each shareholder of Safe Cell together with the number of shares owned by him, her or it; and

       (f) Schedule F - schedule containing Minutes of meetings of the Board of Directors of Safe Cell;

       (g) Schedule G - schedule containing copies of Safe Cell's
Exclusive Worldwide Agreement with its contract manufacturer - Milae Electronics, Kyounggy-do, Korea;

       (h) Schedule H - schedule containing terms of Safe Cell's exclusive direct television marketing arrangement with Hartfell
Holdings, Inc., Incline Village, Nevada.

       (i) Schedule I - schedule containing list of Safe Cell's registered officers, senior management team and their annual compensation.

       (j) Schedule J - schedule setting forth any other information, together with any required copies of documents, required to be disclosed by Safe Cell.

       Safe Cell shall cause the Safe Cell Schedules and the instruments and data delivered to the Company hereunder to be promptly updated after the date hereof up to and including the Closing Date.

       It is understood and agreed that not all of the schedules referred to above have been completed or are available to be furnished by Safe Cell. Safe Cell shall have until September 15, 2003 to provide such schedules. If Safe Cell cannot or fails to do so, or if the Company acting reasonably finds any such schedules or updates provided after the date hereof to be unacceptable according to the criteria set forth herein, the Company may terminate this Agreement by giving written notice to Safe Cell within ten (10) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, the Company may consider a disclosure in the Safe Cell Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial condition of Safe Cell, taken as a whole.

       Section 1.18	Valid Obligation.  This Agreement and all
agreements and other documents executed by Safe Cell in connection herewith constitute the valid and binding obligation of Safe Cell, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. The Exchange of the Safe Cell shares by the Safe Cell Shareholders is not contingent upon any other agreement, conditions or understandings.

	Section 1.19	Acquisition of the Shares by the Safe Cell
Shareholders. The Safe Cell Shareholders are acquiring the Shares for their own account without the participation of any other person and with the intent of holding the Shares for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares, or any portion thereof, and not with a view to, or for resale in connection with, any distribution of the Shares, or any portion thereof. The Safe Cell Shareholders have read, understand and consulted with their legal counsel regarding the limitations and requirements of Section 5 of the 1933 Act. The Safe Cell Shareholders will offer, sell, pledge, convey or otherwise transfer the Shares, or any portion thereof, only if: (i) pursuant to an effective registration statement under the 1933 Act and any and all applicable state securities or Blue Sky laws or in a transaction which is otherwise in compliance with the 1933 Act and such laws; or (ii) pursuant to a valid exemption from registration.

       Section 1.20	Accredited Investor Status.  Each Safe Cell
Shareholder is either a US resident and accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the 1933 Act or the Safe Cell Shareholders satisfy an exemption from registration under Regulation S.

ARTICLE II

REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

       As an inducement to, and to obtain the reliance of Safe Cell and the Safe Cell Shareholders, except as set forth in the Company Schedules (as hereinafter defined), the Company represents and warrants as follows:

       Section 2.01	Organization.  The Company is a corporation
duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets, to carry on its business in all material respects as it is now being conducted, and except where failure to be so qualified would not have a material adverse effect on its business, there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the Company Schedules are complete and correct copies of the Articles of Incorporation and Bylaws of the Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company's Articles of Incorporation or Bylaws. The Company has taken all action required by law, its Articles of Incorporation, its Bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, Bylaws, or otherwise to consummate the transactions herein contemplated.

       Section 2.02	Capitalization.  The Company is authorized
to issue 25,000,000 shares of Common Stock, par value $.001 per share, of which 16,320,000 shares will be issued and outstanding on the closing date prior to the issuance of the shares to the Safe Cell shareholders as set forth in Section 3.01(ii), as defined herein. All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

       Section 2.03	Subsidiaries and Predecessor Corporations. The
Company does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

       Section 2.04	Financial Statements.

       (a)	Included in the Company Schedules are (i) the audited
balance sheets of the Company and the related statements of operations and cash flows as of and for the twelve (12) months ended September 30, 2002 and (ii) the unaudited balance sheets of the Company and the related statements of operations and cash flows for the nine (9) months ended June 30, 2003.


       (b)	All such financial statements have been prepared in
accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Company balance sheets present fairly as of their respective dates the financial condition of the Company. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, the Company had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of the Company, in accordance with generally accepted accounting principles. The statements of operations, stockholders' equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

       (c)	The Company has no liabilities with respect to the
payment of any federal, state, county, local or other taxes
(including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

       (d)	The books and records, financial and otherwise, of
the Company are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

       (e)	All of the Company's assets are reflected on its
financial statements, and, except as set forth in the Company
Schedules or the financial statements of the Company or the notes thereto, the Company has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

       Section 2.05	Information.  The information concerning the
Company set forth in this Agreement and the Company Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading. In addition, the Company has fully disclosed in writing to Safe Cell (through this Agreement or the Company Schedules) all information relating to matters involving the Company or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than One Thousand Dollars ($1,000) liability or diminution in value, (ii) have led or may lead to a competitive disadvantage on the part of the Company or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on the transactions contemplated herein or on the Company, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

       Section 2.06	Options or Warrants.  There are no existing
options, warrants, calls, or commitments of any character relating to the authorized and unissued stock of the Company.

       Section 2.07	Absence of Certain Changes or Events.  Except
as disclosed in Schedule 2.07, or permitted in writing by Safe Cell, since the date of the most recent Company balance sheet:

       (a)	there has not been (i) any material adverse change in
the business, operations, properties, assets or condition of the Company or (ii) any damage, destruction or loss to the Company
(whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of the Company;

       (b)	The Company has not and will not (i) amend its
Articles of Incorporation or Bylaws except to complete the performance of the Company as set forth herein; (ii) declare or make, or agree to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchase or redeem, or agree to purchase or redeem, any of its capital stock; (iii) waive any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of the Company; (iv) make any material change in its method of management, operation, or accounting; (v) enter into any transaction or agreement other than in the ordinary course of business; (vi) make any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increase the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed One Thousand Dollars ($1,000); or (viii) make any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;


       (c)	The Company has not (i) granted or agreed to grant any
options or warrants; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent the Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than One Thousand Dollars [$1,000]), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than One Thousand Dollars [$1,000]); and (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company; and

       (d)	The Company has not become subject to any law or
regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of the Company.

       Section 2.08	Title and Related Matters.  The Company has
good and marketable title to all of its properties, inventory, interest in properties, and assets, real and personal, which are reflected in the most recent Company balance sheet or acquired after that date
(except properties, inventory, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the Company Schedules. Except as set forth in the Company Schedules, the Company owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management, or other information utilized in connection with the Company's business. Except as set forth in the Company Schedules, no third party has any right to, and the Company has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names, or copyrights which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse effect on the business, operations, financial condition, income, or business prospects of the Company or any material portion of its properties, assets, or rights.

       Section 2.09	Litigation and Proceedings. There are no actions,
suits, proceedings or investigations pending or, to the knowledge of the Company after reasonable investigation, threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality, or any circumstance which after reasonable investigation would result in the discovery of such default.

       Section 2.10	Contracts.

       (a) 	The Company is not a party to, and its assets, products,
technology and properties are not bound by, any material contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

       (b)	All contracts, agreements, franchises, license
agreements, and other commitments to which the Company is a party or by which its properties are bound and which are material to the operations of the Company taken as a whole are valid and enforceable by the Company in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally;

       (c)	The Company is not a party to or bound by, and the
properties of the Company are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award which materially and adversely affects, the business operations, properties, assets, or condition of the Company; and

       (d)	Except as included or described in the Company Schedules
or reflected in the most recent Company balance sheet, the Company is not a party to any oral or written (i) contract for the employment of any officer or employee which is not terminable on thirty (30) days, or less notice; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money,
(iv) guaranty of any obligation, other than one on which the Company is a primary obligor, for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations which, in the aggregate do not exceed more than one year or providing for payments in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate; (v) collective bargaining agreement; or (vi) agreement with any present or former officer or director of the Company.

       Section 2.11	Material Contract Defaults.  The Company is not
in default in any respect under the terms of any outstanding contract, agreement, lease, or other commitment which is material to the business, operations, properties, assets or condition of the Company and there is no event of default in any material respect under any such contract, agreement, lease, or other commitment in respect of which the Company has not taken adequate steps to prevent such a default from occurring.

       Section 2.12	No Conflict With Other Instruments.  The
execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which any of its assets or operations are subject.

       Section 2.13	Governmental Authorizations.  The Company has
all licenses, franchises, permits, and other governmental authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent or order of, of registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

       Section 2.14	Compliance With Laws and Regulations.  To the
best of its knowledge, the Company has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that non-compliance would not materially and adversely affect the business, operations, properties, assets or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability. This compliance includes, but is not limited to, the filing of all reports, filings and schedules to date with federal and state securities authorities.

       Section 2.15	Approval of Agreement.  The Board of Directors
of the Company has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

       Section 2.16	Material Transactions or Affiliations.  Except
as disclosed herein and in the Company Schedules, there exists no contract, agreement or arrangement between the Company and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by the Company to own beneficially, five percent (5%) or more of the issued and outstanding Common Stock of the Company and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor five percent (5%) shareholder of the Company has, or has had since inception of the Company, any known interest, direct or indirect, in any such transaction with the Company which was material to the business of the Company. The Company has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

       Section 2.17	The Company Schedules.  Within ten (10) days
subsequent to Closing, the Company will deliver to Safe Cell the following schedules, which are collectively referred to as the "Company Schedules" and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of the Company to be complete, true, and accurate in all material respects as of the date of this Agreement:

       (a)	a schedule containing complete and accurate copies of
the Articles of Incorporation and Bylaws of the Company as in effect as of the date of this Agreement;

       (b)	a schedule containing the financial statements of the
Company identified herein;

       (c)	a certified list from the Company's Transfer Agent
setting forth the name and address of each shareholder of the Company together with the number of shares owned by him, her or it;

       (d)	a schedule containing a description of all real
property owned by the Company, together with a description of every mortgage, deed of trust, pledge, lien, agreement, encumbrance, claim, or equity interest of any nature whatsoever in such real property;

       (e)	copies of all licenses, permits, and other governmental
authorizations (or requests or applications therefor) pursuant to which the Company carries on or proposes to carry on its business (except those which, in the aggregate, are immaterial to the present or proposed business of the Company);

       (f)	a schedule listing the accounts receivable and notes
and other obligations receivable of the Company as of June 30, 2003, or thereafter other than in the ordinary course of business of the Company, indicating the debtor and amount, and classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments which are in the aggregate material and due to or claimed by such debtor;

       (g)	a schedule listing the accounts payable and notes and
other obligations payable of the Company as of June 30, 2003, or that arose thereafter other than in the ordinary course of the business of the Company, indicating the creditor and amount, classifying the accounts to show in reasonable detail the length of time, if any, overdue, and stating the nature and amount of any refunds, set offs, reimbursements, discounts, or other adjustments, which in the aggregate are material and due to or claimed by the Company respecting such obligations;

       (h)	a schedule setting forth a description of any material
adverse change in the business, operations, property, inventory, assets, or condition of the Company since June 30, 2003; and

       (i)	a schedule setting forth any other information, together
with any required copies of documents, required to be disclosed in the Company Schedules by Sections 2.01 through 2.18.

       The Company shall cause the Company Schedules and the instruments and data delivered to Safe Cell hereunder to be promptly updated after the date hereof up to and including the Closing Date.

       If the Company cannot or fails to provide the schedules required by this Section, or if Safe Cell or the Safe Cell Shareholders find any such schedules or updates provided after the date hereof to be unacceptable, Safe Cell or the Safe Cell Shareholders may terminate this Agreement by giving written notice to the Company within five (5) days after the schedules or updates were due to be produced or were provided. For purposes of the foregoing, Safe Cell may consider a disclosure in the Company Schedules to be "unacceptable" only if that item would have a material adverse impact on the financial condition of the Company, taken as a whole.

       Section 2.18	Valid Obligation.  This Agreement and all
agreements and other documents executed by the Company in connection herewith constitute the valid and binding obligation of the Company, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

	Section 2.19		Liabilities.   The Company acknowledges
that it will have no liabilities outstanding on the Closing Date (as defined in Section 3.02).

	Section 2.20	Reporting Requirements of the Company.  The
Company is subject to the reporting and filing requirements of the Securities Exchange Act of 1934 ("the Exchange Act") including (1) the periodic reporting requirements and (2) the Proxy Rules set forth thereunder. The Company and its officers, directors, and beneficial owners are subject to the provisions of the Exchange Act Section 16 relating to short-swing profit recapture, reports of beneficial ownership and short sale prohibitions and the Company and its officers, directors, and beneficial owners have timely complied in all respects with the filing requirements of the Exchange Act.

       Section 2.21	Quotation on the OTC Bulletin Board.  The
Company's Common Stock is quoted on the OTC Bulletin Board under the symbol "CTTG" and the Company will retain such quotation on the OTC Bulletin Board until the Closing of the transactions contemplated herein.

       Section 2.22	Approval of the Exchange by the Company's
Shareholders. The transactions contemplated by this Agreement do not require the approval of the Company's shareholders and the Company is not required to file a Schedule 14A or 14C with the Securities and Exchange Commission as a result of the transactions contemplated herein.

	Section 2.23	The Directors of the Company shall have approved
the Exchange Offer and the related transactions described herein.

	Section 2.24	Approval of the Exchange Offer and related
transactions by the Company's Shareholders is not required by Nevada law or the Company's Articles of Incorporation or Bylaws or any amendments thereto.

	ARTICLE III

	PLAN OF EXCHANGE

       Section 3.01	The Exchange.  (i)  On the terms and subject
to the conditions set forth in this Agreement, on the Closing Date (as defined in Section 3.02), each Safe Cell Shareholder who shall elect to accept the Exchange Offer described herein shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of common stock of Safe Cell set forth herein, in the aggregate constituting 100% of the issued and outstanding shares of common stock of Safe Cell. After the acquisition of 100% of the outstanding shares of Safe Cell, Safe Cell shall become a wholly owned subsidiary of the Company.

       	Section 3.01(ii)	The Safe Cell Shareholders will receive
One Thousand (1,000) shares of the Company's common stock for every One
(1) share of Safe Cell common stock held or an aggregate amount of Eight Million Four Hundred and Eighty Thousand (8,480,000) shares of the Company's Common Stock, representing approximately Thirty-Four Percent (34%) of the Company's then outstanding Common Stock.

       Section 3.02	Closing.  The closing ("Closing") of the
transaction contemplated by this Agreement shall be on a date and at such time as the parties may agree ("Closing Date") but not later than August 31, 2003, subject to the right of the Company or Safe Cell to extend such Closing Date by up to an additional ten (10) days. Such Closing shall take place at a mutually agreeable time and place. At Closing, or immediately thereafter, the following will occur:
a) The Safe Cell Shareholders shall surrender the certificates evidencing 100% of the shares of Safe Cell stock, duly endorsed with Medallion Guaranteed stock powers so as to make the Company the sole owner thereof ;
b) The Company will issue and deliver 8,480,000 newly issued treasury shares of the Company's Common Stock in the name of Shareholders in accordance with this Agreement;
c) At Closing, John Morita shall remain on the Board and Brian Kejser shall resign as a Board member and Safe Cell shall designate Mr. Dan Steer to be appointed to the Board of Directors to fill the vacancy created by such resignation. Upon the appointment of Safe Cell's Designee, the Company will have a total of two (2) Directors;
d) The Closing shall be consummated by the execution and acknowledgment by the Company and Safe Cell of Articles of Share Exchange in accordance with applicable Nevada law. The Articles of Share Exchange executed and acknowledged shall be delivered for filing to the Secretary of State of the State of Nevada as promptly as possible after the consummation of the Closing. The Articles of Share Exchange shall specify the effective date and time of the Share Exchange; and
e) At the Closing, the Company, Safe Cell and each of the Safe Cell Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby. Among other things, the Company shall provide an opinion of counsel acceptable to Safe Cell as to such matters as Safe Cell may reasonably request, which shall include, but not be limited to, a statement, to the effect that to such counsel's best knowledge, after reasonable investigation, from inception until the Closing Date, the Company has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of the Company or except to the extent that noncompliance would not result in the occurrence of any material liability (such compliance including, but not being limited to, the filing of all reports to date with federal and state securities authorities).

		Section 3.03	Name Change.  Subsequent to the Closing,
the Company's legal name, Cusip # and related OTC:BB trading symbol [ticker "CTTG"] shall not be changed and Safe Cell Tab Inc., shall become known as a wholly owned subsidiary of the Company.

       Section 3.04	Tradability of Shares. The shares of the Common
Stock of the Company to be issued to the Safe Cell Shareholders have not been registered under the 1933 Act, nor registered under any state securities law, and are "restricted securities" as that term is defined in Rule 144 under the 1933 Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the 1933 Act, or pursuant to an exemption from registration under the 1933 Act. The shares to be issued to the Safe Cell Shareholders will bear the following restrictive legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, OR HYPOTHECATED WITHOUT EITHER: i) REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR ii) SUBMISSION TO THE CORPORATION OF AN OPINION OF COUNSEL, SATISFACTORY
TO THE CORPORATION THAT SAID SHARES AND THE TRANSFER THEREOF ARE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS."

       Section 3.05	Anti-Dilution.  The number of shares of the
Company's Common Stock issuable upon the Exchange Offer shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Company's Common Stock which may occur (i) between the date of the execution of this Agreement and the Closing Date.

       Section 3.06	Termination.

       (a)	This Agreement may be terminated by the Board of
Directors of either the Company or Safe Cell or by the Safe Cell
Shareholders at any time prior to the Closing Date if:

       (i)	there shall be any actual or threatened action or
proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such Board of Directors, made in good faith and based upon the advice of its legal counsel, makes it inadvisable to proceed with the Exchange;

       (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions (which does not include the Securities and Exchange Commission) or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the Exchange;
 or

       (iii) if less than one hundred percent (100%) of the Safe Cell Shareholders agree to the Exchange Offer.

In the event of termination pursuant to this paragraph, no obligation, right or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated.

       (b)	This Agreement may be terminated by the Board of
Directors of the Company at any time prior to the Closing Date if:

       (i)	the Board of Directors of the Company determines in good
faith that one or more of the Company's conditions to Closing has not occurred, but only after the offending party has been given twenty days notice and an opportunity to cure, through no fault of the Company.

       (ii)	The Company takes the termination action specified in
Section 1.17 as a result of Safe Cell Schedules or updates thereto which the Company finds unacceptable; or

       (iii)	Safe Cell shall fail to comply in any material respect
with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of Safe Cell contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten (10) days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder, except that Purchaser shall bear the costs in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities to be issued in the Exchange under the registration requirements, or exemption from the registration requirements, of state and federal securities laws.

       (c)	This Agreement may be terminated by the Board of
Directors of Safe Cell or by the Safe Cell Shareholders at any time prior to the Closing Date if:

       (i)	there shall have been any change after the date of
the latest balance sheet of the Company in the assets, properties, business or financial condition of the Company which could have a material adverse effect on the financial statements of the Company listed in Section 2.04(a) and 2.04(b) taken as a whole, except any changes disclosed in the Company Schedules;

       (ii)	the Board of Directors of Safe Cell determines in
good faith that one or more of Safe Cell's conditions to Closing has not occurred, through no fault of Safe Cell;

       (iii)	Safe Cell takes the termination action specified in
Section 2.17 as a result of the Company Schedules or updates thereto which Safe Cell finds unacceptable;


       (iv)	on or before September 15, 2003, if Safe Cell notifies
the Company that Safe Cell's investigation pursuant to Section 4.01 below has uncovered information which it finds unacceptable by the same criteria set forth herein; or

       (v)	The Company shall fail to comply in any material
respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, where such noncompliance or inaccuracy has not been cured within ten
(10) days after written notice thereof.

If this Agreement is terminated pursuant to this paragraph, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

	No revenue ruling or opinion of counsel will be sought as to the tax-free nature of the subject Exchange and such tax treatment is not a condition to Closing herein.

	ARTICLE IV

	SPECIAL COVENANTS

       Section 4.01	Access to Properties and Records.  The Company
and Safe Cell will each afford to the officers and authorized representatives of the other full access to the properties, books and records of the Company, as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or Safe Cell, as the case may be, as the other shall from time to time reasonably request. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and each party hereto shall cooperate fully therein. No investigation by a party hereto shall, however, diminish or waive in any way any of the representations, warranties, covenants or agreements of the other party under this Agreement. In order that each party may investigate as it may wish the business affairs of the other, each party shall furnish the other during such period with all such information and copies of such documents concerning the affairs of it as the other party may reasonably request, and cause its officer, employees, consultants, agents, accountants, and attorneys to cooperate fully in connection with such review and examination, and to make full disclosure to the other parties all material facts affecting its financial condition, business operations, and the conduct of operations. Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), the Company shall provide Safe Cell with quarterly internally prepared and un-audited financial statements for all periods up to the date of Closing.

       Section 4.02	Delivery of Books and Records.  At the Closing,
Safe Cell shall deliver to the Company copies of the corporate minute books, books of account, contracts, records, and all other books or documents of Safe Cell now in the possession of Safe Cell or its representatives.

       Section 4.03	Third Party Consents and Certificates.  The
Company and Safe Cell agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

       Section 4.04	Consent of Safe Cell Shareholders.  Safe Cell
shall use its best efforts to obtain the consent of 100% of the Safe Cell Shareholders to participate in the Exchange.

       Section 4.05	Exclusive Dealing Rights.  Until 5:00 P.M.
Eastern Daylight Time on August 31, 2003.


       (a)	In recognition of the substantial time and effort which
the Company has spent and will continue to spend in investigating Safe Cell and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither Safe Cell, nor any of its officers, employees, representatives or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than the Company and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the common stock of Safe Cell) or similar transactions involving Safe Cell (all such transactions being referred to as " Safe Cell Acquisition Transactions"). If Safe Cell receives any proposal with respect to a Safe Cell Acquisition Transaction, it will immediately communicate to the Company the fact that it has received such proposal and the principal terms thereof.

       (b)	In recognition of the substantial time and effort which
Safe Cell has spent and will continue to spend in investigating the Company and its business and in addressing the matters related to the transactions contemplated herein, each of which may preempt or delay other management activities, neither the Company, nor any of its officers, employees, representatives, shareholders or agents will directly or indirectly solicit or initiate any discussions or negotiations with, or, except where required by fiduciary obligations under applicable law as advised by counsel, participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group (other than Safe Cell and its directors, officers, employees, representatives and agents) concerning any merger, sale of substantial assets, sale of shares of capital stock, (including without limitation, any public or private offering of the Common Stock of the Company or similar transactions involving the Company (all such transactions being referred to as "Company Acquisition Transactions").
If the Company receives any proposal with respect to a Company
Acquisition Transaction, it will immediately communicate to Safe Cell the fact that it has received such proposal and the principal terms thereof.

       Section 4.06	Actions Prior to Closing.

       (a)	From and after the date of this Agreement until the
Closing Date and except as set forth in the Company Schedules or Safe Cell Schedules or as permitted or contemplated by this Agreement, the Company (subject to paragraph (b) below) and Safe Cell respectively, will each:

       (i)	carry on its business in substantially the same manner
as it has heretofore;

       (ii)	maintain and keep its properties in states of good
repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

       (iii)	maintain in full force and effect insurance
comparable in amount and in scope of coverage to that now maintained by it;

       (iv)	perform in all material respects all of its obligations
under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

       (v)	use its best efforts to maintain and preserve its
business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

       (vi)	fully comply with and perform in all material respects
all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

       (b)	From and after the date of this Agreement until the
Closing Date, neither the Company nor Safe Cell will:

       (i)	make any changes in their Articles of Incorporation
or Bylaws, except as otherwise provided in this Agreement;

       (ii)	take any action described in Section 1.07 in the case
of Safe Cell, or in Section 2.07, in the case of the Company (all except as permitted therein or as disclosed in the applicable party's schedules);

       (iii)	enter into or amend any contract, agreement, or other
instrument of any of the types described in such party's schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

       (iv)	sell any assets or discontinue any operations (other
than the Divestiture), sell any shares of capital stock (other than as contemplated in Section 4.06 hereof and the sale of securities underlying existing warrants or options of the Company) or conduct any similar transactions other than in the ordinary course of business.

       Section 4.07	Indemnification.

       (a)	The Company hereby agrees to indemnify Safe Cell and
each of the officers, agents, and directors of Safe Cell and each of the Safe Cell Shareholders as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made by the Company under this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement.


Section 4.08	Limitation of Subsequent Corporate Actions.

              It is expressly understood and agreed that the Company, the shareholders of Safe Cell, and their affiliates will take all steps necessary to ensure that:

(1) The Company will not enact a reverse split of its Common Stock for a period of twelve (12) months after execution of this Agreement;

(2) The assets of Safe Cell, if any, shall remain in the Company as part of its on-going business operations;

(3)	No shares of the Company's common stock shall be registered
pursuant to an S-8 registration statement for a period of twelve (12) months following the date of execution of this Agreement;

(4)	The Company will not file a registration statement for a period of six months  after execution of this Agreement;


Notwithstanding items (1), (2), (3), and 4 the Company may waive such conditions stated above with a written waiver. Other than (1), (2), (3), and 4 of this Section, there are no restrictions upon the Company to inhibit, prevent, limit or restrict the Company from issuing additional securities of any class, preference or type after the date of the Closing.


	Section 4.09	Audited Financial Statements.  The Company
shall file audited financial statements of Safe Cell as required by the Securities and Exchange Commission within seventy-five (75) days from the date of Closing.

	Section 4.10	Blue Sky Manual Exemption.  The Company shall
file with Standard & Poors or Moody's within one hundred twenty (120) days from the date of Closing.

	Section 4.11	Repayment of Loan.  In the event the Company
successfully raises more than $250,000 within twelve months from Closing this Agreement via a private placement, the Company agrees to repay Robert Rosner $25,000 pursuant to the terms of a demand note.

              	ARTICLE V

	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

       The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

       Section 5.01	Accuracy of Representations and Performance of
Covenants. The representations and warranties made by Safe Cell in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement). Safe Cell shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Safe Cell prior to or at the Closing. The Company shall be furnished with a certificate, signed by a duly authorized executive officer of Safe Cell and dated the Closing Date, to the foregoing effect.

       Section 5.02	Officer's Certificate.  The Company shall have
been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Safe Cell to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Safe Cell threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the Safe Cell Schedules, by or against Safe Cell, which might result in any material adverse change in any of the assets, properties, business, or operations of Safe Cell.

       Section 5.03	No Material Adverse Change.  Prior to the
Closing Date, there shall not have occurred any material change in the financial condition, business, or operations of Safe Cell nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in Section 1.17.

       Section 5.04	Approval by Safe Cell Shareholders.  The
Exchange shall have been approved, and shares delivered in accordance with Section 3.01, by the holders of not less than one hundred percent (100%) of the outstanding common stock of Safe Cell.


       Section 5.05	No Governmental Prohibition.  No order,
statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

       Section 5.06	Consents.  All consents, approvals, waivers or
amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company and Safe Cell after the Closing Date on the basis as presently operated shall have been obtained.

       	ARTICLE VI

	CONDITIONS PRECEDENT TO OBLIGATIONS OF SAFE CELL
	AND THE SAFE CELL SHAREHOLDERS

       The obligations of Safe Cell and the Safe Cell Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

       Section 6.01	Accuracy of Representations and Performance of
Covenants. The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company and shall have satisfied all conditions set forth herein prior to or at the Closing. Safe Cell shall have been furnished with certificates, signed by duly authorized executive officers of the Company and dated the Closing Date, to the foregoing effect.

       Section 6.02	Officer's Certificate.  Safe Cell shall have
been furnished with certificates dated the Closing Date and signed by the duly authorized executive officer of the Company, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the Company Schedules, by or against the Company, which might result in any material adverse change in any of the assets, properties or operations of the Company.

       Section 6.03	No Material Adverse Change.  Prior to the
Closing Date, there shall not have occurred any change in the financial condition, business or operations of the Company nor shall any event have occurred which, with the lapse of time or the giving of notice, is determined to be unacceptable using the criteria set forth in
Section 2.17.

       Section 6.04	No Governmental Prohibition. No order, statute,
rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

       Section 6.05	Consents.  All consents, approvals, waivers or
amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of the Company and Safe Cell after the Closing Date on the basis as presently operated shall have been obtained.

       Section 6.06	Other Items.  Safe Cell shall have received
further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as Safe Cell may reasonably request.

	ARTICLE VII

	MISCELLANEOUS

Section 7.01	No Bankruptcy and No Criminal Convictions.

       None of the Parties to the Agreement, nor their officers, directors or affiliates, promoters, beneficial shareholders or control persons, nor any predecessor thereof have been subject to the following:

		(a)	Any bankruptcy petition filed by or against any
business of which such person was a general partner or executive officer within the past five (5) years;

		(b)	Any conviction in a criminal proceeding or being
subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

		(c)	Being subject to any order, judgment, or decree,
not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and
		(d)	Being found by a court of competent jurisdiction
(in a civil action), the Securities and Exchange Commission (the "SEC") or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

       Section 7.02	Brokers.  No broker's or finder's fee will be
paid in connection with the transaction contemplated by this Agreement other than fees payable to persons registered as broker-dealers pursuant to Section 15 of the Securities Exchange Act of 1934. The Company and Safe Cell agree that, except as set forth herein and on Schedule 7.02 attached hereto, there were no brokers or finders involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. The Company and Safe Cell each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder's fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.


       Section 7.03	Governing Law and Arbitration.  This Agreement
shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Nevada without giving effect to principles of conflicts of law thereunder. All controversies, disputes or claims arising out of or relating to this Agreement shall be resolved by binding arbitration. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All arbitrators shall possess such experience in, and knowledge of, the subject area of the controversy or claim so as to qualify as an ?expert? with respect to such subject matter. The governing law for the purposes of any arbitration arising hereunder shall be in Florida. The prevailing party shall be entitled to receive its reasonable attorney's fees and all costs relating to the arbitration. Any award rendered by arbitration shall be final and binding on the parties, and judgment thereon may be entered in any court of competent jurisdiction.

       Section 7.04	Notices.  Any notice or other communications
required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to the Company, to:
               Attention: John Morita, Chief Executive Officer
		          Claremont Technology Corp.
		          Suite 1250, 800 West Pender Street
  		          Vancouver, British Columbia, Canada   V6C 2V6
			  Ph: 604.633.2100
			  Fax: 604.484.3553
			  E.Mail: jmorita@telus.net

If to Safe Cell, to:
               Attention: Mr Dan Steer, Chief Executive Officer
			  Safe Cell Tab, Inc.
			  1374 Cartier Place,
			  Vancouver, B.C., Canada V6P 2W9
			  Ph: 604.266.0132
			  Fax: 604.266.0818
			  E.Mail: dansteer@uniserve.com


With copies to:		  David M. Loev, Attorney at Law
                          2777 Allen Parkway
                          Suite 1000
                          Houston, Texas 77019
                          Phone: 713.524.4110
                          Fax: 713.524.4122
                          E.mail: dloev@sbcglobal.net

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

       Section 7.05	Attorney's Fees.  In the event that either
party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

       Section 7.06	Confidentiality.  Each party hereto agrees
with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

       Section 7.07	Public Announcements and Filings.  Unless
required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the parties. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.


       Section 7.08	Schedules; Knowledge.  Each party is presumed
to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

       Section 7.09	Third Party Beneficiaries.  This contract is
strictly between the Company and Safe Cell and the Safe Cell
Shareholders, and, except as specifically provided, no director, officer, stockholder (other than the Safe Cell Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

       Section 7.10	Expenses.  The Company agrees to pay all costs
and expenses incurred in negotiating this Agreement including legal
fees, incurred in connection with the Exchange.   All additional
professional fees, costs and expenses incurred in consummating the transactions described herein and contemplated by this Exchange shall be the responsibility of the affected party.

       Section 7.11	Entire Agreement.  This Agreement represents
the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

       Section 7.12	Survival; Termination.  The representations,
warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two (2) years.

       Section 7.13	Counterparts.  This Agreement may be executed
in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

       Section 7.14	Amendment or Waiver.  Every right and remedy
provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

       Section 7.15	Best Efforts.  Subject to the terms and
conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.
Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

		Section 7.16	Faxed Copies.  For purposes of this
Agreement, a faxed signature will constitute an original signature.

		Section 7.17	Severability.  The invalidity or
unenforceability of any term, phrase, clause, paragraph, restriction, covenant, agreement or other provision of this Agreement shall in no way affect the validity or enforcement of any other provision or any part thereof.

       IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.



			CLAREMONT TECHNOLOGIES CORP.

			BY:/s/ John Morita
                           ----------------------------------
			   John Morita,
			   Director & Chief Executive Officer



			SAFE CELL TAB INC.

			BY:/s/ Dan Steer
                           ----------------------------------
			   Dan Steer,
			   Director & Chief Executive Officer


SAFE CELL SHAREHOLDERS:

/s/ Doreen McColeman
____________________________
By:  Ms. Doreen McColeman, individually
Number of Shares:	300


/s/ John Balan
____________________________
By:  Mr. John A.C. Balan, individually
Number of Shares:	197


/s/ Dan Steer
____________________________
By:  DJ Modern Mill Consultants, Inc, corporately
       Dan Steer, President
Number of Shares:	1,973


/s/ Graham Willoughby
____________________________
By:  CIBRON Corporation, corporately
       Dr. Graham M. Willoughby, President
Number of Shares:	486


/s/ Francis McLean
____________________________
By:  Mrs. Francis McLean, individually
Number of Shares:	1,127


/s/ Lori Dawn Masse
____________________________
By:  Ms. Lori Dawn Masse  individually
Number of Shares:	197


/s/ Brent McLean
____________________________
By:  Mr. Brent McLean  individually
Number of Shares:	1,127


/s/ Vladimir Kostka
____________________________
By:  Mr. Vladimir Kostka, individually
Number of Shares:	50


/s/ A. Beciaris
____________________________
By:  Mrs. A. Beciaris, individually
Number of Shares:	280


/s/ Riyaz Devji
____________________________
By:  Mr. Riyaz Devji , individually
Number of Shares:	75


/s/ Darryl Frost
____________________________
By:  Mr. Darryl Frost , individually
Number of Shares:	25


Lola Pappas
____________________________
By:  Mrs. Lola Pappas , individually
Number of Shares:	690


/s/ Tasie Pappas
____________________________
By:  Ms. Tasie Pappas , individually
Number of Shares:	350


/s/ Ken Pappas
____________________________
By:  Mr. Ken Pappas , individually
Number of Shares:	500


/s/ Gregory Pappas
____________________________
By:  Gregory Pappas , individually
Number of Shares:	150


/s/ Kaliopi Pappas
____________________________
By:  Ms. Kaliopi Pappas , individually
Number of Shares:	125


/s/ Ted Kosturos
____________________________
By:  Mr. Ted Kosturos , individually
Number of Shares:	435

/s/ Tony Pappas
____________________________
By:  Mr. Tony Pappas , individually
Number of Shares:	40


/s/ Chris Pappas
____________________________
By:  Mr. Chris Pappas, individually
Number of Shares:	40


/s/ Peter Giannoulis
____________________________
By:  Mr. Peter Giannoulis , individually
Number of Shares:	25


/s/ Domenic Pappas
____________________________
By:  Mr. Domenic Pappas , individually
Number of Shares:	125


/s/ George Pappas
____________________________
By:  Mr. George Pappas , individually
Number of Shares:	40


/s/ Peter Kerasiotis
____________________________
By:  Peter Kerasiotis , individually
Number of Shares:	25


/s/ Richard Donaldson
____________________________
By:  Medmin Capital Ltd, corporately
       Mr. Richard Donaldson, President
Number of Shares:	98

			Safe Cell Schedules


Schedule A

schedule containing complete and correct copies of the Articles of Incorporation in effect as of the date of this Agreement;

Schedule B

schedule containing complete and correct copies of the Bylaws of Safe Cell in effect as of the date of this Agreement;

Schedule C

schedule containing any Corporate Resolutions of the Shareholders of Safe Cell;

Schedule D


schedule containing Minutes of meetings of the Board of Directors of Safe Cell;

Schedule E

schedule containing a list indicating the name and address of each shareholder of Safe Cell together with the number of shares owned by him, her or it;

Shareholders                                 Nos. of Common shares
                                             Issued & Outstanding
DJ Modern Mill Consultants, Inc                   1973
1374 Cartier Place,
Vancouver, B.C. Canada V6P 2W9

Ms. Doreen McColeman                               300
1368 Cartier Place,
Vancouver, B.C. Canada V6P 2W9

Mr. John A.C. Balan                                197
243 Morley Avenue,
Winnipeg, MB., Canada R3L 0Y2

CIBRON Corporation                                 486
Suite 5 -179 Parkside Drive
Toronto ONT M6R 2Y9

Ms. Lori Dawn Masse                                197
3294 Purcelle Ave
Abbotsford, B.C. Canada V3G 1BG

Mrs. Francis McLean                               1127
2991 Fleet Street
Coquitlam, B.C. V3C 3R9

Mr. Brent McLean                                  1127
2991 Fleet Street
Coquitlam, B.C. V3C 3R9

Mr. Vladimir Kostka                                 50
3306 Cornwall St.
Port Coquitlam, B.C. V3B 3G9

Mrs. A. Beciaris                                   280
321 Fell Avenue
Burnaby, BC V5B 3Y3
(604) 294 - 5429

Riyaz Devji                                         75
2290 SW Marine Drive
Vancouver, BC V6P 6C2

Darryl Frost                                        25
2071 W 51st Avenue
Vancouver, BC V6P 1E1

Lola Pappas                                        690
5791 Gibbons Drive
Richmond, BC V7C 2C6

Tasie Pappas                                       350
4121 Salish Drive
Vancouver, BC V6N 3M3

Ken Pappas                                         500
5791 Gibbons Drive
Richmond, BC V7C 2C6

Gregory Pappas                                     150
5791 Gibbons Drive
Richmond, BC V7C 2C6

Kaliopi Pappas                                     125
5791 Gibbons Drive
Richmond, BC V7C 2C6

Medmin Capital Ltd                                  98
Richmond House
P.O. Box 127
Trovidenciales, Turks & Caicos
British West Indies

Mr. Ted Kosturos                                   435
2032 East 22nd Ave
Vancouver, B.C., V5N 2R4

Tony Pappas                                         40
4121 Salish Drive
Vancouver, BC V6N 3M3

George Pappas                                       40
4121 Salish Drive
Vancouver, BC V6N 3M3

Domenic Pappas                                     125
5791 Gibbons Drive
Richmond, BC V7C 2C6

Peter Kerasiotis                                    25
3205 West Broadway
Vancouver, BC V6K 2H5

Peter Giannoulis                                    25
730 E Hastings
Vancouver, BC V6A 1R3

Chris Pappas                                        40
4121 Salish Drive
Vancouver, BC V6N 3M3

Total Nos. of Common shares                      8,480

Schedule F

schedule containing Minutes of meetings of the Board of Directors of Safe Cell;

Schedule G

schedule containing copies of Safe Cell's Exclusive Worldwide
Agreement with its contract manufacturer - Milae Electronics, Kyounggy-do, Korea;

Schedule H

schedule containing terms of Safe Cell's exclusive direct television marketing arrangement with Hartfell Holdings, Inc., Incline Village, Nevada.

Schedule I

schedule containing list of Safe Cell's registered officers, senior management team, consultants and advisors and their annual compensation.

Schedule J

schedule setting forth any other information, together with any required copies of documents, required to be disclosed by Safe Cell.